Filed pursuant to Rule 433
                                                         File no.: 333-130755-06

February 15, 2007 (2)

UPDATE No. 2 to the Structural and Collateral Information Free Writing Prospectus dated February 2007 (the "Term Sheet FWP") and the Free Writing Prospectus dated February 8, 2007 (the "February 8 FWP")

This Update No. 2 is a further update to the information provided in today's earlier Update ("Update No. 1").

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-1 - $3.145B** NEW ISSUE CMBS - Update No. 2


Structure Update
----------------

1. Class Balances. The anticipated initial Certificate Balances of the Class A-AB and Class A-4 Certificates reported on Annex A to Update No. 1 have changed. The new anticipated initial Certificate Balance for the Class A-AB Certificates is $68,473,000, and the new anticipated initial Certificate Balance for the Class A-4 Certificates is $698,700,000.

2. A-AB Schedule. The Annex attached hereto contains an updated Class A-AB Planned Principal Balance Table (ANNEX E to the February 8 FWP), which replaces Annex B attached to Update No. 1.

3 Collateral Update. Loan No. 20467 with a Cut-off Date Balance of $11,000,000, which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the February 8 FWP as Gregory Cove Apartments, was described in the February 8 FWP as allowing subordinate unsecured future debt in the description of future debt. The Mortgage Loan allows subordinate secured or subordinate unsecured future debt.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX
                  Class A-AB Planned Principal Balance(1)


                    Period       Date          Ending Balance ($)
                         0                          68,473,000.00
                         1        3/15/2007         68,473,000.00
                         2        4/15/2007         68,473,000.00
                         3        5/15/2007         68,473,000.00
                         4        6/15/2007         68,473,000.00
                         5        7/15/2007         68,473,000.00
                         6        8/15/2007         68,473,000.00
                         7        9/15/2007         68,473,000.00
                         8       10/15/2007         68,473,000.00
                         9       11/15/2007         68,473,000.00
                        10       12/15/2007         68,473,000.00
                        11        1/15/2008         68,473,000.00
                        12        2/15/2008         68,473,000.00
                        13        3/15/2008         68,473,000.00
                        14        4/15/2008         68,473,000.00
                        15        5/15/2008         68,473,000.00
                        16        6/15/2008         68,473,000.00
                        17        7/15/2008         68,473,000.00
                        18        8/15/2008         68,473,000.00
                        19        9/15/2008         68,473,000.00
                        20       10/15/2008         68,473,000.00
                        21       11/15/2008         68,473,000.00
                        22       12/15/2008         68,473,000.00
                        23        1/15/2009         68,473,000.00
                        24        2/15/2009         68,473,000.00
                        25        3/15/2009         68,473,000.00
                        26        4/15/2009         68,473,000.00
                        27        5/15/2009         68,473,000.00
                        28        6/15/2009         68,473,000.00
                        29        7/15/2009         68,473,000.00
                        30        8/15/2009         68,473,000.00
                        31        9/15/2009         68,473,000.00
                        32       10/15/2009         68,473,000.00
                        33       11/15/2009         68,473,000.00
                        34       12/15/2009         68,473,000.00
                        35        1/15/2010         68,473,000.00
                        36        2/15/2010         68,473,000.00
                        37        3/15/2010         68,473,000.00
                        38        4/15/2010         68,473,000.00
                        39        5/15/2010         68,473,000.00
                        40        6/15/2010         68,473,000.00
                        41        7/15/2010         68,473,000.00
                        42        8/15/2010         68,473,000.00
                        43        9/15/2010         68,473,000.00
                        44       10/15/2010         68,473,000.00
                        45       11/15/2010         68,473,000.00
                        46       12/15/2010         68,473,000.00
                        47        1/15/2011         68,473,000.00
                        48        2/15/2011         68,473,000.00
                        49        3/15/2011         68,473,000.00
                        50        4/15/2011         68,473,000.00
                        51        5/15/2011         68,473,000.00
                        52        6/15/2011         68,473,000.00
                        53        7/15/2011         68,473,000.00
                        54        8/15/2011         68,473,000.00
                        55        9/15/2011         68,473,000.00
                        56       10/15/2011         68,473,000.00
                        57       11/15/2011         68,473,000.00
                        58       12/15/2011         68,473,000.00
                        59        1/15/2012         67,580,471.04
                        60        2/15/2012         66,714,689.52
                        61        3/15/2012         65,405,220.78
                        62        4/15/2012         64,377,012.92
                        63        5/15/2012         63,200,003.39
                        64        6/15/2012         62,160,585.85
                        65        7/15/2012         60,972,672.98
                        66        8/15/2012         59,921,933.12
                        67        9/15/2012         58,865,851.40
                        68       10/15/2012         57,661,729.77
                        69       11/15/2012         56,594,158.30
                        70       12/15/2012         55,378,860.92
                        71        1/15/2013         54,299,684.25
                        72        2/15/2013         53,186,612.71
                        73        3/15/2013         51,628,018.55
                        74        4/15/2013         50,501,383.59
                        75        5/15/2013         49,222,843.52
                        76        6/15/2013         48,083,995.48
                        77        7/15/2013         46,793,576.16
                        78        8/15/2013         45,642,392.46
                        79        9/15/2013         44,485,362.35
                        80       10/15/2013         44,285,362.35
                        81       11/15/2013         44,085,362.35
                        82       12/15/2013         42,872,409.88
                        83        1/15/2014         39,355,272.02
                        84        2/15/2014         36,427,187.13
                        85        3/15/2014         34,896,688.76
                        86        4/15/2014         33,763,005.05
                        87        5/15/2014         32,489,106.00
                        88        6/15/2014         31,343,145.50
                        89        7/15/2014         30,057,305.00
                        90        8/15/2014         28,898,944.01
                        91        9/15/2014         27,734,675.56
                        92       10/15/2014         26,431,027.18
                        93       11/15/2014         25,254,173.74
                        94       12/15/2014         23,938,284.11
                        95        1/15/2015         22,748,718.84
                        96        2/15/2015         21,553,086.71
                        97        3/15/2015         19,954,080.51
                        98        4/15/2015         18,744,198.89
                        99        5/15/2015         17,396,183.23
                       100        6/15/2015         16,173,256.95
                       101        7/15/2015         14,812,552.93
                       102        8/15/2015         13,576,450.53
                       103        9/15/2015         12,334,043.53
                       104       10/15/2015         10,954,390.89
                       105       11/15/2015          9,698,611.43
                       106       12/15/2015          8,305,951.57
                       107        1/15/2016          7,036,664.87
                       108        2/15/2016          5,760,904.03
                       109        3/15/2016          4,218,981.16
                       110        4/15/2016          2,928,850.75
                       111        5/15/2016          1,502,778.20
                       112        6/15/2016            198,794.34
                       113        7/15/2016                  0.00


             (1) Amounts may vary from actual amounts due to rounding.